                                                                       EXHIBIT 4

                                                                  CONFORMED COPY

                              DATED 16TH MAY, 2003


                    INTERNATIONAL LEASE FINANCE CORPORATION


                               U.S.$5,000,000,000
                        EURO MEDIUM TERM NOTE PROGRAMME


                             ---------------------

                         SUPPLEMENTAL AGENCY AGREEMENT

                             ---------------------


                                 ALLEN & OVERY
                                     London

                          SUPPLEMENTAL AGENCY AGREEMENT

                                 IN RESPECT OF A

                               U.S.$5,000,000,000

                         EURO MEDIUM TERM NOTE PROGRAMME

THIS AGREEMENT is made on 16th May, 2003 BETWEEN:

(1)   INTERNATIONAL LEASE FINANCE CORPORATION (the "ISSUER");

(2) CITIBANK, N.A. (the "AGENT", which expression shall include any successor agent appointed in accordance with clause 21 of Original Agency Agreement (as defined herein)); and

(3) DEXIA BANQUE INTERNATIONALE A LUXEMBOURG, SOCIETE ANONYME of 69, route d'Esch, L-2953 Luxembourg (together with the Agent, the "PAYING AGENTS" and each a "PAYING AGENT", which expression shall include any additional or successor paying agent appointed in accordance with clause 21 of Original Agency Agreement).

WHEREAS:

(A) The parties hereto entered into an Agency Agreement (the "ORIGINAL AGENCY AGREEMENT") dated 15th May, 2002 in respect of a U.S.$4,000,000,000 Euro Medium Term Note Programme (the "PROGRAMME").

(B) The Issuer has entered into an Amended and Restated Programme Agreement dated 16th May, 2003 between the Issuer and the Dealers named therein.

(C) The parties hereto have agreed to make certain modifications to the Original Agency Agreement including an increase in the size of the Programme to U.S.$5,000,000,000.

(D) This Agreement is supplemental to and should be read in conjunction with, the Original Agency Agreement. Any Notes issued under the Programme on or after the date hereof shall be issued pursuant to the Original Agency Agreement as supplemented by this Agreement.

IT IS HEREBY AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

      Terms and expressions defined in the Programme Agreement or the Notes or used in the applicable Pricing Supplement shall have the same meanings in this Agreement, except where the context requires otherwise or unless otherwise stated.

2.    INCREASE IN AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

      All references, save for that in recital (D), in the Original Agency Agreement to "U.S.$4,000,000,000" shall be deemed to be references to "U.S.$5,000,000,000".
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                                       2


3.    TERMS AND CONDITIONS OF THE NOTES

      The Terms and Conditions of the Notes set out in Schedule 2 of the Original Agency Agreement shall be deleted and replaced by the Terms and Conditions of the Notes set out in the Schedule attached hereto.

4.    AMENDMENT

      This Agreement supplements and should be read in conjunction with the Original Agency Agreement. Each of the amendments contemplated by this Agreement shall take effect from the date hereof. Save for the amendments to the Original Agency Agreement confirmed by this Agreement, all terms and conditions of the Original Agency Agreement shall remain in full force and effect. The Original Agency Agreement and this Agreement shall henceforth be read and construed together as one agreement. Any Notes issued under the Programme on or after the date hereof shall be issued pursuant to the Original Agency Agreement as supplemented by this Agreement. This does not affect any Notes issued under the Programme prior to the date of this Agreement.

5.    GOVERNING LAW AND SUBMISSION TO JURISDICTION

      Clause 29 of the Original Agency Agreement shall apply to this Agreement as if expressly incorporated herein.

6.    COUNTERPARTS

      This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                   SCHEDULE
                       TERMS AND CONDITIONS OF THE NOTES

     The following are the Terms and Conditions of the Notes which will be incorporated by reference into each Global Note (as defined below) and each definitive Note, in the latter case only if permitted by the relevant stock exchange or other relevant authority (if any) and agreed by the Issuer and the relevant Dealer at the time of issue but, if not so permitted and agreed, such definitive Note will have endorsed thereon or attached thereto such Terms and Conditions. The applicable Pricing Supplement in relation to any Tranche of Notes may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with the following Terms and Conditions, replace or modify the following Terms and Conditions for the purpose of such Notes. The applicable Pricing Supplement (or the relevant provisions thereof) will be endorsed upon, or attached to, each Global Note and definitive Note. Reference should be made to "Form of the Notes" for a description of the content of Pricing Supplements which will specify which of such terms are to apply in relation to the relevant Notes.

     This Note is one of a Series (as defined below) of Notes issued by International Lease Finance Corporation (the "ISSUER") pursuant to the Agency Agreement (as defined below).

     References herein to the "NOTES" shall be references to the Notes of this Series and shall mean:

     (i) in relation to any Notes represented by a global Note (a "GLOBAL NOTE"), units of the lowest Specified Denomination in the Specified Currency;

     (ii)   any Global Note; and

     (iii)  any definitive Notes issued in exchange for a Global Note.

     The Notes, the Receipts (as defined below) and the Coupons (as defined below) have the benefit of an amended and restated Agency Agreement (such Agency Agreement as amended and/or supplemented and/or restated from time to time, the "AGENCY AGREEMENT") dated 15 May, 2002 and made between the Issuer, Citibank, N.A. as issuing and principal paying agent and agent bank (the "AGENT", which expression shall include any successor agent) and the other paying agents named therein (together with the Agent, the "PAYING AGENTS", which expression shall include any additional or successor paying agents).

     Interest bearing definitive Notes (unless otherwise indicated in the applicable Pricing Supplement) have interest coupons ("COUPONS") and, if indicated in the applicable Pricing Supplement, talons for further Coupons ("TALONS") attached on issue. Any reference herein to Coupons or coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons or talons. Definitive Notes repayable in instalments have receipts ("RECEIPTS") for the payment of the instalments of principal (other than the final instalment) attached on issue. Global Notes do not have Receipts, Coupons or Talons attached on issue.

     The Pricing Supplement for this Note (or the relevant provisions thereof) is attached to or endorsed on this Note and supplements these Terms and Conditions and may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with these Terms and Conditions, replace or modify these Terms and Conditions for the purposes of this Note. References to the "APPLICABLE PRICING SUPPLEMENT" are to the Pricing Supplement (or the relevant provisions thereof) attached to or endorsed on this Note.

     Any reference to "NOTEHOLDERS" or "HOLDERS" in relation to any Notes shall mean the holders of the Notes and shall, in relation to any Notes represented by a global Note, be construed as provided below. Any reference herein to "RECEIPTHOLDERS" shall mean the holders of the Receipts and any reference herein to "COUPONHOLDERS" shall mean the holders of the Coupons and shall, unless the context otherwise requires, include the holders of the Talons.

     As used herein, "TRANCHE" means Notes which are identical in all respects (including as to listing) and "SERIES" means a Tranche of Notes together with any further Tranche or Tranches of Notes which are (i) expressed to be consolidated and form a single series and (ii) identical in all respects (including as to listing) except for their respective Issue Dates, Interest Commencement Dates and/or Issue Prices.

     Copies of the Agency Agreement and the applicable Pricing Supplement are available for inspection during normal business hours at the specified office of each of the Paying Agents. Copies of the applicable Pricing Supplement are obtainable free of charge during normal business hours at the specified office of each of the Paying Agents save that, if this Note is an unlisted Note of any Series, the applicable Pricing Supplement will only be available for inspection by a Noteholder holding one or more unlisted Notes of that Series and such Noteholder must produce evidence satisfactory to the relevant Paying Agent as to its holding of such Notes and identity. The Noteholders, the Receiptholders and the Couponholders are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Agency Agreement and the applicable Pricing Supplement which are applicable to them. The statements in these Terms and Conditions include summaries of, and are subject to, the detailed provisions of the Agency Agreement.

     Words and expressions defined in the Agency Agreement or used in the applicable Pricing Supplement shall have the same meanings where used in these Terms and Conditions unless the context otherwise requires or unless otherwise stated and provided that, in the event of inconsistency between the Agency Agreement and the applicable Pricing Supplement, the applicable Pricing Supplement will prevail.

1   FORM, DENOMINATION AND TITLE

     The Notes are in bearer form and, in the case of definitive Notes, serially numbered, in the Specified Currency and the Specified Denomination(s). Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination.

     This Note may be a Fixed Rate Note, a Floating Rate Note, a Zero Coupon Note, an Index Linked Interest Note or a combination of any of the foregoing, depending upon the Interest Basis shown in the applicable Pricing Supplement.

     This Note may be an Index Linked Redemption Note, an Instalment Note, a Dual Currency Note, a Partly Paid Note or a combination of any of the foregoing, depending on the Redemption/Payment Basis shown in the applicable Pricing Supplement.

     Definitive Notes are issued with Coupons attached, unless they are Zero Coupon Notes in which case references to Coupons and Couponholders in these Terms and Conditions are not applicable.

     Subject as set out below, title to the Notes, Receipts and Coupons will pass by delivery. The Issuer and the Paying Agents will (except as otherwise required by law) deem and treat the bearer of any Note, Receipt or Coupon as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for all purposes but, in the case of any Global Note, without prejudice to the provisions set out in the next succeeding paragraph.

     For so long as any of the Notes is represented by a Global Note held on behalf of Euroclear Bank S.A./N.V. as operator of the Euroclear System ("EUROCLEAR") and/or Clearstream Banking, societe anonyme ("CLEARSTREAM, LUXEMBOURG"), each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or of Clearstream, Luxembourg as the holder of a particular nominal amount of such Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the nominal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated by the Issuer and the Paying Agents as the holder of such nominal amount of such Notes for all purposes other than (except as provided in the relevant Global Note) with respect to the payment of principal or interest on such nominal amount of such Notes, for which purpose the bearer of the relevant Global Note shall be treated by the Issuer and any Paying Agent as the holder of such nominal amount of such Notes, all in accordance with and subject to the terms of the relevant Global Note and the expressions "NOTEHOLDER" and "HOLDER OF NOTES" and related expressions shall be construed accordingly.

     Notes which are represented by a Global Note will be transferable only in accordance with the rules and procedures of Euroclear and Clearstream, Luxembourg, as the case may be. References to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system specified in the applicable Pricing Supplement.

2   STATUS OF THE NOTES

     The Notes and any relative Receipts and Coupons are direct, unconditional, unsubordinated and, subject to the provisions of Condition 3, unsecured obligations of the Issuer and rank pari passu among themselves and (save for certain obligations required to be preferred by law) equally with all other (save as aforesaid) unsecured obligations (other than subordinated obligations, if any) of the Issuer, from time to time outstanding.

3   COVENANTS

(a)  DEFINITIONS

     As used in these Terms and Conditions:

     "Board of Directors" means either the board of directors of the Issuer or any committee of that board duly authorised to act hereunder.

     "Non-Restricted Subsidiary" means (i) any Subsidiary which shall be designated by the Board of Directors as a Non-Restricted Subsidiary, and
     (ii) any other Subsidiary of which the majority of the Voting Stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries, if such other Subsidiary is a corporation, or in which a Non-Restricted Subsidiary is a general partner, if such other Subsidiary is a limited partnership.

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President, a Vice President or the principal financial or accounting officer, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Issuer, and delivered to the Agent.

     "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Issuer.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organisation or government or any agency or political subdivision thereof.

     "Restricted Subsidiary" means any Subsidiary other than a Non-Restricted Subsidiary.

     "Subsidiary" means a corporation, partnership, limited liability company or trust more than 50 per cent. of the outstanding Voting Stock of which is owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries, or by the Issuer and one or more other Subsidiaries.

     "Voting Stock" means stock or other interests evidencing ownership in a corporation, partnership or trust which ordinarily has voting power for the election of directors, or other persons performing equivalent functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

(b)  CONSOLIDATION

     The Issuer shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Issuer shall not permit any Person to consolidate with or merge into the Issuer or convey, transfer or lease its properties and assets substantially as an entirety to the Issuer, unless:

     (1) in case the Issuer shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Issuer is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Issuer substantially as an entirety shall be a corporation, partnership or trust, shall be organised and validly existing under the laws of the United States of America, any State thereof or the District of Colombia and shall expressly assume, by an instrument, executed and delivered to the Agent, in form satisfactory to an independent financial institution of international repute selected by the Issuer (which may be the Agent), such satisfaction to be recorded in writing (a "FINANCIAL INSTITUTION'S CERTIFICATE"), the due and punctual payment of the principal of and interest on all the Notes and the performance of every covenant in the Notes on the part of the Issuer to be performed or observed;

     (2) immediately after giving effect to such transaction no Event of Default (as defined in Condition 9), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

     (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Issuer would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by these Terms and Conditions, the Issuer or such successor Person shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or, at the option of the Issuer, prior to) all indebtedness secured thereby; and

     (4) the Issuer has delivered to the Agent an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if an instrument is required in connection with such transaction, such instrument comply with this Condition and that all conditions precedent herein provided for relating to such transaction have been complied with.

     The Issuer shall promptly give notice in accordance with Condition 13 to the Noteholders of any consolidation or merger pursuant to this Condition 3(b) and such notice shall state that copies of the Financial Institution's Certificate (if required) as referred to in (1) above, and the Officers' Certificate referred to in (4) above are available for inspection (and copies may be obtained) at the specified office of the Agent during normal business hours.

     Upon any consolidation by the Issuer with or merger by the Issuer into any other Person or any conveyance, transfer or lease of the properties and assets of the Issuer substantially as an entirety in accordance with Condition 3(b), the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes with the same effect as if such successor Person had been named as the Issuer herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Notes.

(c)  NEGATIVE PLEDGE

     (i) The Issuer will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance of any nature (mortgages, pledges, liens and other encumbrances being hereinafter called "MORTGAGE" or "MORTGAGES") upon any property of the Issuer or any Restricted Subsidiary, or upon any shares of stock of any Restricted Subsidiary, without in any such case effectively providing, concurrently with the issuance, assumption or guarantee of any such indebtedness for borrowed money, that the Notes (together with, if the Issuer shall so determine, any other indebtedness of the Issuer or such Restricted Subsidiary ranking equally with the Notes then existing or thereafter created) shall be secured equally and ratably with such indebtedness for borrowed money; provided, however, that the foregoing restrictions shall not apply to:

     (1)   mortgages existing on 1 November, 2000;

     (2) mortgages to secure the payment of all or part of the purchase price of such property (other than property acquired for lease to a Person other than the Issuer or a Restricted Subsidiary) upon the acquisition of such property by the Issuer or a Restricted Subsidiary or to secure any indebtedness for borrowed money incurred or guaranteed by the Issuer or a Restricted Subsidiary prior to, at the time of, or within 60 days after the later of the acquisition, completion of construction or commencement of full operation of such property, which indebtedness for borrowed money is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction thereof or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the mortgage shall not apply to any property theretofore owned by the Issuer or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

     (3) mortgages on the property of a Restricted Subsidiary on the date it became a Restricted Subsidiary;

     (4) mortgages securing indebtedness for borrowed money of a Restricted Subsidiary owing to the Issuer or to another Restricted Subsidiary;

     (5) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Issuer or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by the Issuer or a Restricted Subsidiary;

     (6) any replacement or successive replacement in whole or in part of any mortgage referred to in the foregoing clauses (1) to (5), inclusive; provided, however, that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness shall not be extended and (i) such replacement shall be limited to all or a part of the property which secured the mortgage so replaced (plus improvements and construction on such property), or (ii) if the property which secured the mortgage so replaced has been destroyed, condemned or damaged and pursuant to the terms of the mortgage other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property; or

     (7) liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Issuer or any Restricted Subsidiary with respect to which the Issuer or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or liens incurred by the Issuer or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Issuer or such Restricted Subsidiary is a party; or

     (8) liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of the Issuer or any Restricted Subsidiary or the ownership of the property and assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Issuer, materially impair the use of such property in the operation of the business of the Issuer or such Restricted Subsidiary or the value of such property for the purposes of such business.

     (ii) Notwithstanding the foregoing provisions of this Condition 3(c), the Issuer and any one or more Restricted Subsidiaries may issue, assume or guarantee indebtedness for borrowed money secured by mortgages which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all the other outstanding indebtedness for borrowed money of the Issuer and its Restricted Subsidiaries secured by mortgages which is not listed in clauses (1) through (8) of subsection (i) of this Condition 3(c), does not at the time exceed 12 1/2 per cent. of the Consolidated Net Tangible Assets as determined by reference to the audited consolidated financial statements of the Issuer as of the end of the fiscal year preceding the date of determination.

     (iii) For the purposes of this Condition 3(c) only, "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles in the United States) which under generally accepted accounting principles in the United States would be included on a balance sheet of the Issuer and its Restricted Subsidiaries, after deducting therefrom (i) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholders' equity and reserves for deferred income taxes, (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and (iii) amounts invested in, or equity in the net assets of, Non-Restricted Subsidiaries.

(d)  RESTRICTIONS ON THE PAYMENT OF DIVIDENDS

     No dividend whatever shall be paid or declared nor shall any distributions be made on any capital stock of the Issuer (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Issuer), nor shall any payment be made by the Issuer or any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default as defined in clauses (1) or (2) of Condition 9 has occurred and is continuing.

(e) RESTRICTIONS ON PERMITTING RESTRICTED SUBSIDIARIES TO BECOME NON-RESTRICTED SUBSIDIARIES AND NON-RESTRICTED SUBSIDIARIES TO BECOME RESTRICTED SUBSIDIARIES

     (i) The Issuer will not permit any Restricted Subsidiary to be designated as or otherwise to become a Non-Restricted Subsidiary unless immediately after such Restricted Subsidiary becomes a Non-Restricted Subsidiary, it will not own, directly or indirectly, any capital stock or indebtedness of any Restricted Subsidiary.

     (ii) The Issuer will not permit any Non-Restricted Subsidiary to be designated as or otherwise to become a Restricted Subsidiary unless:

     (1) such Non-Restricted Subsidiary is not a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America, its territories and possessions and Puerto Rico; and

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                                       8

     (2) immediately thereafter such Subsidiary has outstanding no mortgages in respect of any of its assets except as would have been permitted by Condition 3(c) had such mortgages been incurred immediately thereafter.

     (iii) Promptly after the adoption of any resolution by the Board of Directors designating a Restricted Subsidiary as a Non-Restricted Subsidiary or a Non-Restricted Subsidiary as a Restricted Subsidiary, a copy thereof certified by the Secretary or an Assistant Secretary of the Issuer shall be filed with the Agent, together with an Officers' Certificate stating that the provisions of this Condition 3(e) have been complied with in connection with such designation. Noteholders shall be entitled at any time during normal business hours to obtain a list from the specified office of the Agent of Restricted Subsidiaries and Non-Restricted Subsidiaries and copies of (i) any certificate filed by the Secretary or an Assistant Secretary and (ii) any Officers' Certificate delivered, in each case, pursuant to this paragraph (iii).

(f)  RESTRICTION ON INVESTMENTS IN NON-RESTRICTED SUBSIDIARIES

     The Issuer will not, nor will it permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, a Non-Restricted Subsidiary if immediately thereafter the Issuer would be in breach of or in default in the performance of any covenant of the Issuer contained in these Terms and Conditions.

4   INTEREST

(a)  INTEREST ON FIXED RATE NOTES

     Each Fixed Rate Note bears interest on its outstanding nominal amount (or, if it is a Partly Paid Note, the amount paid up) from (and including) the Interest Commencement Date at the rate(s) per annum equal to the Rate(s) of Interest. Interest will be payable in arrear on the Interest Payment Date(s) in each year and on the Maturity Date if that does not fall on an Interest Payment Date.

     Except as provided in the applicable Pricing Supplement, the amount of interest payable on each Interest Payment Date in respect of the Fixed Interest Period ending on (but excluding) such date will amount to the Fixed Coupon Amount. Payments of interest on any Interest Payment Date will, if so specified in the applicable Pricing Supplement, amount to the Broken Amount so specified.

     As used in these Terms and Conditions, "FIXED INTEREST PERIOD" means the period from (and including) an Interest Payment Date (or the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date.

     If interest is required to be calculated for a period other than a Fixed Interest Period, such interest shall be calculated by applying the Rate of Interest to each Specified Denomination, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

     In these Terms and Conditions,

     "DAY COUNT FRACTION" means, in respect of the calculation of an amount of interest in accordance with this Condition 4(a):

        (i)   if "Actual/Actual (ISMA)" is specified in the applicable Pricing
             Supplement:

             (a)   in the case of Notes where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the "ACCRUAL PERIOD") is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in the applicable Pricing Supplement) that would occur in one calendar year; or

             (b)   in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

                 (1) the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

                 (2) the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

        (ii) if "30/360" is specified in the applicable Pricing Supplement, the number of days in the period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (such number of days being calculated on the basis of a year of 360 days with 12 30-day months) divided by 360.

        In these Terms and Conditions:

        "DETERMINATION PERIOD" means the period from (and including) a Determination Date to (but excluding) the next Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to, and ending on the first Determination Date falling after, such date);

        "SUB-UNIT" means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, means one cent.

(b)  INTEREST ON FLOATING RATE NOTES AND INDEX LINKED INTEREST NOTES

(i)  Interest Payment Dates

     Each Floating Rate Note and Index Linked Interest Note bears interest on its outstanding nominal amount (or, if it is a Partly Paid Note, the amount paid up) from (and including) the Interest Commencement Date and such interest will be payable in arrear on either:

     (A) the Specified Interest Payment Date(s) (each an "INTEREST PAYMENT DATE") in each year specified in the applicable Pricing Supplement; or

     (B) if no Specified Interest Payment Date(s) is/are specified in the applicable Pricing Supplement, each date (each an "INTEREST PAYMENT DATE") which falls the number of months or other period specified as the Specified Period in the applicable Pricing Supplement after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

     Such interest will be payable in respect of each Interest Period (which expression shall, in these Terms and Conditions, mean the period from (and including) an Interest Payment Date (or the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date).

     If a Business Day Convention is specified in the applicable Pricing Supplement and (x) if there is no numerically corresponding day in the calendar month in which an Interest Payment Date should occur or (y) if any Interest Payment Date would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is:

     (1) in any case where Specified Periods are specified in accordance with Condition 4(b)(i)(B) above, the Floating Rate Convention, such Interest Payment Date (i) in the case of (x) above, shall be the last day that is a Business Day in the relevant month and the provisions of (B) below shall apply mutatis mutandis or (ii) in the case of (y) above, shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event (A) such Interest Payment Date shall be brought forward to the immediately preceding Business Day and (B) each subsequent Interest Payment Date shall be the last Business Day in the month which falls the Specified Period after the preceding applicable Interest Payment Date occurred; or

     (2) the Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day; or

     (3) the Modified Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day; or

     (4) the Preceding Business Day Convention, such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

     In these Terms and Conditions, "BUSINESS DAY" means a day which is both:

     (A) a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and any Additional Business Centre specified in the applicable Pricing Supplement; and

     (B) either (1) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (if other than London and any Additional Business Centre and which, if the Specified Currency is Australian dollars or New Zealand dollars, shall be Sydney and Auckland, respectively) or (2) in relation to any sum payable in euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System (the "TARGET SYSTEM") is open.

(ii) Rate of Interest

     The Rate of Interest payable from time to time in respect of Floating Rate Notes and Index Linked Interest Notes will be determined in the manner specified in the applicable Pricing Supplement.

(A) ISDA Determination for Floating Rate Notes

     Where ISDA Determination is specified in the applicable Pricing Supplement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be the relevant ISDA Rate plus or minus (as indicated in the applicable Pricing Supplement) the Margin (if any). For the purposes of this sub-paragraph (A), "ISDA RATE" for an Interest Period means a rate equal to the Floating Rate that would be determined by the Agent under an interest rate swap transaction if the Agent were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. and as amended and updated as at the Issue Date of the first Tranche of the Notes (the "ISDA DEFINITIONS") and under which:

     (1) the Floating Rate Option is as specified in the applicable Pricing Supplement;

     (2) the Designated Maturity is a period specified in the applicable Pricing Supplement; and

     (3) the relevant Reset Date is either (i) if the applicable Floating Rate Option is based on the London inter-bank offered rate ("LIBOR") or on the Euro-zone inter-bank offered rate ("EURIBOR") for a currency, the first day of that Interest Period or (ii) in any other case, as specified in the applicable Pricing Supplement.

     For the purposes of this sub-paragraph (A), "FLOATING RATE", "CALCULATION AGENT", "FLOATING RATE OPTION", "DESIGNATED MATURITY" and "RESET DATE" have the meanings given to those terms in the ISDA Definitions.

(B) Screen Rate Determination for Floating Rate Notes

     Where Screen Rate Determination is specified in the applicable Pricing Supplement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will, subject as provided below, be either:

     (1)   the offered quotation; or

     (2) the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations,

        (expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at
        11.00 a.m. (London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR) on the Interest Determination Date in question plus or minus (as indicated in the applicable Pricing Supplement) the Margin (if any), all as determined by the Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

        The Agency Agreement contains provisions for determining the Rate of Interest in the event that the Relevant Screen Page is not available or if, in the case of (1) above, no such offered quotation appears or, in the case of (2) above, fewer than three such offered quotations appear, in each case as at the time specified in the preceding paragraph.

        If the Reference Rate from time to time in respect of Floating Rate Notes is specified in the applicable Pricing Supplement as being other than LIBOR or EURIBOR, the Rate of Interest in respect of such Notes will be determined as provided in the applicable Pricing Supplement.

(iii) Minimum Rate of Interest and/or Maximum Rate of Interest

     If the applicable Pricing Supplement specifies a Minimum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (ii) above is less than such Minimum Rate of Interest, the Rate of Interest for such Interest Period shall be such Minimum Rate of Interest.

     If the applicable Pricing Supplement specifies a Maximum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (ii) above is greater than such Maximum Rate of Interest, the Rate of Interest for such Interest Period shall be such Maximum Rate of Interest.

(iv) Determination of Rate of Interest and Calculation of Interest Amounts

     The Agent, in the case of Floating Rate Notes, and the Calculation Agent, in the case of Index Linked Interest Notes, will at or as soon as practicable after each time at which the Rate of Interest is to be determined, determine the Rate of Interest for the relevant Interest Period. In the case of Index Linked Interest Notes, the Calculation Agent will notify the Agent of the Rate of Interest for the relevant Interest Period as soon as practicable after calculating the same.

     The Agent will calculate the amount of interest (the "INTEREST AMOUNT") payable on the Floating Rate Notes or Index Linked Interest Notes in respect of each Specified Denomination for the relevant Interest Period. Each Interest Amount shall be calculated by applying the Rate of Interest to each Specified Denomination, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

     "DAY COUNT FRACTION" means, in respect of the calculation of an amount of interest in accordance with this Condition 4(b):

     (i) if "Actual/365" or "Actual/Actual" is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365);

     (ii) if "Actual/365 (Fixed)" is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 365;

     (iii) if "Actual/365 (Sterling)" is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

     (iv) if "Actual/360" is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 360;

     (v) if "30/360", "360/360" or "Bond Basis" is specified in the applicable Pricing Supplement, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Interest Period is the 31st day of a month but the first day of the Interest Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the Interest Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

     (vi) if "30E/360" or "Eurobond Basis" is specified in the applicable Pricing Supplement, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Interest Period unless, in the case of an Interest Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month).

(v)  Notification of Rate of Interest and Interest Amounts

     The Agent will cause the Rate of Interest and each Interest Amount for each Interest Period and the relevant Interest Payment Date to be notified to the Issuer and any stock exchange or other relevant authority on which the relevant Floating Rate Notes or Index Linked Interest Notes are for the time being listed or by which they have been admitted to listing and notice thereof to be given to the Noteholders in accordance with Condition 13 as soon as possible after their determination but in no event later than the fourth London Business Day thereafter. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without prior notice in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to each stock exchange or other relevant authority on which the relevant Floating Rate Notes or Index Linked Interest Notes are for the time being listed or by which they have been admitted to listing and to the Noteholders in accordance with Condition 13. For the purposes of this paragraph, the expression "LONDON BUSINESS DAY" means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in London.

(vi) Certificates to be Final

     All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 4(b), whether by the Agent or, if applicable, the Calculation Agent, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Agent or, if applicable, the Calculation Agent, the other Paying Agents and all Noteholders, Receiptholders and Couponholders and (in the absence as aforesaid) no liability to the Issuer, the Noteholders, the Receiptholders or the Couponholders shall attach to the Agent or the Calculation Agent (if applicable) in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to such provisions.

(c)   INTEREST ON DUAL CURRENCY NOTES

     In the case of Dual Currency Notes, if the rate or amount of interest is to be determined by reference to an exchange rate, the rate or amount of interest payable shall be determined in the manner specified in the applicable Pricing Supplement.

(d)   INTEREST ON PARTLY PAID NOTES

     In the case of Partly Paid Notes (other than Partly Paid Notes which are Zero Coupon Notes), interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified in the applicable Pricing Supplement.

(e)   ACCRUAL OF INTEREST

     Each Note (or in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from the date for its redemption unless, upon due presentation thereof, payment of principal is improperly withheld or refused. In such event, interest will continue to accrue until whichever is the earlier of:

     (1) the date on which all amounts due in respect of such Note have been paid; and

     (2) five days after the date on which the full amount of the moneys payable in respect of such Note has been received by the Agent and notice to that effect has been given to the Noteholders in accordance with Condition 13.

5   PAYMENTS

(a)  METHOD OF PAYMENT

     Subject as provided below:

     (i) payments in a Specified Currency other than euro will be made by credit or transfer to an account in the relevant Specified Currency (which, in the case of a payment in Japanese yen to a non-resident of Japan, shall be a non-resident account) maintained by the payee with, or, at the option of the payee, by a cheque in such Specified Currency drawn on, a bank in the principal financial centre of the country of such Specified Currency (which, if the Specified Currency is Australian dollars or New Zealand dollars, shall be Sydney and Auckland, respectively); and

     (ii) payments in euro will be made by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by a euro cheque.

     Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 7.

(b)  PRESENTATION OF DEFINITIVE NOTES, RECEIPTS AND COUPONS

     Payments of principal in respect of definitive Notes will (subject as provided below) be made in the manner provided in paragraph (a) above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of definitive Notes, and payments of interest in respect of definitive Notes will (subject as provided below) be made as aforesaid only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of Coupons, in each case at the specified office of any Paying Agent outside the United States (which expression, as used herein, means the United States of America (including the States and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction)).

     Payments of instalments of principal (if any) in respect of definitive Notes, other than the final instalment, will (subject as provided below) be made in the manner provided in paragraph (a) above against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Receipt in accordance with the preceding paragraph. Payment of the final instalment will be made in the manner provided in paragraph (a) above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Note in accordance with the preceding paragraph. Each Receipt must be presented for payment of the relevant instalment together with the definitive Note to which it appertains. Receipts presented without the definitive Note to which they appertain do not constitute valid obligations of the Issuer. Upon the date on which any definitive Note becomes due and repayable, unmatured Receipts (if any) relating thereto (whether or not attached) shall become void and no payment shall be made in respect thereof.

     Fixed Rate Notes in definitive form (other than Dual Currency Notes, Index Linked Notes or Long Maturity Notes (as defined below)) should be presented for payment together with all unmatured Coupons appertaining thereto (which expression shall for this purpose include Coupons which are to be issued on exchange of matured Talons), failing which the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relevant missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 7) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 8) or, if later, five years from the date on which such Coupon would otherwise have become due, but in no event thereafter.

     Upon any Fixed Rate Note in definitive form becoming due and repayable prior to its Maturity Date, all unmatured Talons (if any) appertaining thereto will become void and no further Coupons will be issued in respect thereof.

     Upon the date on which any Floating Rate Note, Dual Currency Note or Index Linked Interest Note in definitive form becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof. A "LONG MATURITY NOTE" is a Fixed Rate Note (other than a Fixed Rate Note which on issue had a Talon attached) whose nominal amount on issue is less than the aggregate interest payable thereon provided that such Note shall cease to be a Long Maturity Note on the Interest Payment Date on which the aggregate amount of interest remaining to be paid after that date is less than the nominal amount of such Note.

     If the due date for redemption of any definitive Note is not an Interest Payment Date, interest (if any) accrued in respect of such Note from (and including) the preceding Interest Payment Date or the Interest Commencement Date, as the case may be, shall be payable only against surrender of the relevant definitive Note.

(c)  PAYMENTS IN RESPECT OF GLOBAL NOTES

     Payments of principal and interest (if any) in respect of Notes represented by any Global Note will (subject as provided below) be made in the manner specified above in relation to definitive Notes and otherwise in the manner specified in the relevant Global Note against presentation or surrender, as the case may be, of such Global Note at the specified office of any Paying Agent outside the United States. A record of each payment made against presentation or surrender of any Global Note, distinguishing between any payment of principal and any payment of interest, will be made on such Global Note by the Paying Agent to which it was presented and such record shall be prima facie evidence that the payment in question has been made.

(d)  GENERAL PROVISIONS APPLICABLE TO PAYMENTS

     The holder of a Global Note shall be the only person entitled to receive payments in respect of Notes represented by such Global Note and the Issuer will be discharged by payment to, or to the order of, the holder of such Global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear or Clearstream, Luxembourg as the beneficial holder of a particular nominal amount of Notes represented by such Global Note must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for his share of each payment so made by the Issuer to, or to the order of, the holder of such Global Note.

     Notwithstanding the foregoing provisions of this Condition, if any amount of principal and/or interest in respect of Notes is payable in U.S. dollars, such U.S. dollar payments of principal and/or interest in respect of such Notes will be made at the specified office of a Paying Agent in the United States only if:

     (i) the Issuer has appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment in U.S. dollars at such specified offices outside the United States of the full amount of principal and interest on the Notes in the manner provided above when due;

     (ii) payment of the full amount of such principal and interest at all such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. dollars; and

     (iii) such payment is then permitted under United States law without involving, in the opinion of the Issuer, adverse tax consequences to the Issuer.

(e)  PAYMENT DAY

     If the date for payment of any amount in respect of any Note, Receipt or Coupon is not a Payment Day, the holder thereof shall not be entitled to payment until the next following Payment Day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay. For these purposes, "PAYMENT DAY" means any day which (subject to Condition 8) is:

     (i) a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in:

        (A)   the relevant place of presentation;

        (B)   London;

        (C) any Additional Financial Centre specified in the applicable Pricing Supplement; and

     (ii) either (1) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (if other than the place of presentation, London and any Additional Financial Centre and which if the Specified Currency is Australian dollars or New Zealand dollars shall be Sydney and Auckland, respectively) or (2) in relation to any sum payable in euro, a day on which the TARGET System is open.

(f)  INTERPRETATION OF PRINCIPAL AND INTEREST

     Any reference in these Terms and Conditions to principal in respect of the Notes shall be deemed to include, as applicable:

     (i) any additional amounts which may be payable with respect to principal under Condition 7;

     (ii)   the Final Redemption Amount of the Notes;

     (iii)  the Early Redemption Amount of the Notes;

     (iv)  the Optional Redemption Amount(s) (if any) of the Notes;

     (v)   in relation to Notes redeemable in instalments, the Instalment
        Amounts;

     (vi) in relation to Zero Coupon Notes, the Amortised Face Amount (as defined in Condition 6(e)); and

     (vii) any premium and any other amounts (other than interest) which may be payable by the Issuer under or in respect of the Notes.

     Any reference in these Terms and Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any additional amounts which may be payable with respect to interest under Condition 7.

6   REDEMPTION AND PURCHASE

(a)  REDEMPTION AT MATURITY

     Unless previously redeemed or purchased and cancelled as specified below, each Note will be redeemed by the Issuer at its Final Redemption Amount specified in, or determined in the manner specified in, the applicable Pricing Supplement in the relevant Specified Currency on the Maturity Date.

(b)  REDEMPTION FOR TAX REASONS

     If (i) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the Issue Date of the first Tranche of the Notes, the Issuer becomes or will become obligated to pay Additional Amounts with respect to the Notes or Coupons or Receipts as provided in Condition 7 or (ii) any act is taken by a taxing authority of the United States on or after the Issue Date of the first Tranche of the Notes, whether or not such act is taken with respect to the Issuer or any affiliate, that results in a substantial likelihood that the Issuer will or may be required to pay such Additional Amounts, then the Issuer may, at its option, redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days' prior notice (ending, in the case of Floating Rate Notes or Index Linked Interest Notes, on an Interest Payment Date), at their Early Redemption Amount calculated in accordance with Condition 6(e)), together with accrued interest (if any) thereon, to but excluding the due date for redemption; provided that the Issuer determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes or any action that would entail a material cost to the Issuer.

     No redemption pursuant to (ii) above may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial likelihood that it will or may be required to pay the Additional Amounts described above and the Issuer shall have delivered to the Agent a certificate, signed by a duly authorised officer, stating that based on such opinion the Issuer is entitled to redeem the Notes pursuant to this provision.

(c)  REDEMPTION AT THE OPTION OF THE ISSUER (ISSUER CALL)

     If Issuer Call is specified in the applicable Pricing Supplement, the Issuer may, having given:

     (i) not less than 15 nor more than 30 days' notice to the Noteholders in accordance with Condition 13; and

     (ii) not less than 15 days before the giving of the notice referred to in
        (i), notice to the Agent;

     (which notices shall be irrevocable and shall specify the date fixed for redemption), redeem all or some only of the Notes then outstanding on any Optional Redemption Date and at the Optional Redemption Amount(s) specified in, or determined in the manner specified in, the applicable Pricing Supplement together, if appropriate, with interest accrued to (but excluding) the relevant Optional Redemption Date. Any such redemption must be of a nominal amount at least equal to the Minimum Redemption Amount or not greater than the Maximum Redemption Amount. In the case of a partial redemption of Notes, the Notes to be redeemed ("REDEEMED NOTES") will be selected individually by lot, in the case of Redeemed Notes represented by definitive Notes, and in accordance with the rules of Euroclear and/or Clearstream, Luxembourg, in the case of Redeemed Notes represented by a Global Note, not more than 30 days prior to the date fixed for redemption (such date of selection being hereinafter called the "SELECTION DATE"). In the case of Redeemed Notes represented by definitive Notes, a list of the serial numbers of such Redeemed Notes will be published in accordance with Condition 13 not less than 15 days prior to the date fixed for redemption. The aggregate nominal amount of Redeemed Notes represented by definitive Notes shall bear the same proportion to the aggregate nominal amount of all Redeemed Notes as the aggregate nominal amount of definitive Notes outstanding bears to the aggregate nominal amount of the Notes outstanding, in each case on the Selection Date, provided that such first mentioned nominal amount shall, if necessary, be rounded downwards to the nearest integral multiple of the Specified Denomination, and the aggregate nominal amount of Redeemed Notes represented by a Global Note shall be equal to the balance of the Redeemed Notes. No exchange of the relevant Global Note will be permitted during the period from (and including) the Selection Date to (and including) the date fixed for redemption pursuant to this paragraph (c) and notice to that effect shall be given by the Issuer to the Noteholders in accordance with Condition 13 at least five days prior to the Selection Date.

(d)  REDEMPTION AT THE OPTION OF THE NOTEHOLDERS (INVESTOR PUT)

     If Investor Put is specified in the applicable Pricing Supplement, upon the holder of any Note giving to the Issuer in accordance with Condition 13 not less than 15 nor more than 30 days' notice the Issuer will, upon the expiry of such notice, redeem, subject to, and in accordance with, the terms specified in the applicable Pricing Supplement, such Note on the Optional Redemption Date and at the Optional Redemption Amount together, if appropriate, with interest accrued to (but excluding) the Optional Redemption Date.

     If this Note is in definitive form, to exercise the right to require redemption of this Note the holder of this Note must deliver such Note at the specified office of any Paying Agent at any time during normal business hours of such Paying Agent falling within the notice period, accompanied by a duly completed and signed notice of exercise in the form (for the time being current) obtainable from any specified office of any Paying Agent (a "Put Notice") and in which the holder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition.

     Any Put Notice given by a holder of any Note pursuant to this paragraph shall be irrevocable except where prior to the due date of redemption an Event of Default shall have occurred and be continuing in which event such holder, at its option, may elect by notice to the Issuer to withdraw the notice given pursuant to this paragraph and instead to declare such Note forthwith due and payable pursuant to Condition 9.

(e)  EARLY REDEMPTION AMOUNTS

     For the purpose of paragraph (b) above and Condition 9, each Note will be redeemed at the Early Redemption Amount calculated as follows:

     (i) in the case of a Note with a Final Redemption Amount equal to the Issue Price, at the Final Redemption Amount thereof;

     (ii) in the case of a Note (other than a Zero Coupon Note but including an Instalment Note and a Partly Paid Note) with a Final Redemption Amount which is or may be less or greater than the Issue Price or which is payable in a Specified Currency other than that in which the Notes are denominated, at the amount specified in, or determined in the manner specified in, the applicable Pricing Supplement or, if no such amount or manner is so specified in the applicable Pricing Supplement, at its nominal amount; or

     (iii) in the case of a Zero Coupon Note, at an amount ( the "AMORTISED FACE AMOUNT") calculated in accordance with the following formula::

                   Early Redemption Amount = RP X (1 + AY)(y)

where:

"RP"        means the Reference Price;
"AY"        means the Accrual Yield expressed as a decimal; and
"Y"         is a fraction the numerator of which is equal to the number of days (calculated on the basis of a 360-day year
            consisting of 12 months of 30 days each) from (and
            including) the Issue Date of the first Tranche of the Notes to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable and the denominator of which is 360,

or on such other calculation basis as may be specified in the applicable Pricing
        Supplement.

(f)  INSTALMENTS

     Instalment Notes will be redeemed in the Instalment Amounts and on the Instalment Dates. In the case of early redemption, the Early Redemption Amount will be determined pursuant to paragraph (e) above.

(g)  PARTLY PAID NOTES

     Partly Paid Notes will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the applicable Pricing Supplement.

(h)  PURCHASES

     The Issuer or any Subsidiary of the Issuer may at any time purchase Notes (provided that, in the case of definitive Notes, all unmatured Receipts, Coupons and Talons appertaining thereto are purchased therewith) at any price in the open market or otherwise. Such Notes may be held, reissued, resold or, at the option of the Issuer, surrendered to any Paying Agent for cancellation.

(i)  CANCELLATION

     All Notes which are redeemed will forthwith be cancelled (together with all unmatured Receipts, Coupons and Talons attached thereto or surrendered therewith at the time of redemption). All Notes so cancelled and the Notes purchased and cancelled pursuant to paragraph (h) above (together with all unmatured Receipts, Coupons and Talons cancelled therewith) shall be forwarded to the Agent and cannot be reissued or resold.

(j)  LATE PAYMENT ON ZERO COUPON NOTES

     If the amount payable in respect of any Zero Coupon Note upon redemption of such Zero Coupon Note pursuant to paragraph (a), (b), (c) or (d) above or upon its becoming due and repayable as provided in Condition 9 is improperly withheld or refused, the amount due and repayable in respect of such Zero Coupon Note shall be the amount calculated as provided in paragraph (e)(iii) above as though the references therein to the date fixed for the redemption or the date upon which such Zero Coupon Note becomes due and payable were replaced by references to the date which is the earlier of:

     (i) the date on which all amounts due in respect of such Zero Coupon Note have been paid; and

     (ii) five days after the date on which the full amount of the moneys payable in respect of such Zero Coupon Note has been received by the Agent and notice to that effect has been given to the Noteholders in accordance with Condition 13.

7   TAXATION

     (a) The Issuer will, subject to the exceptions and limitations set forth below, pay to the holder of any Note, Receipt or Coupon who is a United States Alien (as defined below) as additional interest such additional amounts ("ADDITIONAL AMOUNTS") as may be necessary so that every net payment on such Note, Receipt or Coupon, after deduction or other withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such Note or in such Receipt or in such Coupon to be then due and payable. However, the Issuer will not be required to make any payment of Additional Amounts for or on account of:

     (i) any tax, assessment or other governmental charge ("TAX") that would not have been so imposed but for (1) the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person holding a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or person holding a power) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had a permanent establishment therein, (2) the presentation by the holder or beneficial owner of any Note, any Receipt or any Coupon for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later, or (3) such holder's or beneficial owner's present or former status as a personal holding company, a foreign personal holding company or a controlled foreign corporation for United States tax purposes, a private foundation or other foreign tax-exempt organization (as those terms are used for United States tax purposes) or a corporation that accumulates earnings to avoid United States Federal income tax;

     (ii) any estate, inheritance, gift, sales, transfer, wealth, personal property or similar Tax;

     (iii) any Tax that is payable otherwise than by deduction or withholding from a payment on a Note, Receipt or Coupon;

     (iv) any Tax required to be withheld or deducted by any Paying Agent in respect of any payment on a Note, Receipt or Coupon where such withholding or deduction could have been avoided by presenting the relevant Note, Receipt or Coupon to another Paying Agent;

     (v) any Tax that would not have been imposed but for a failure to comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note, Receipt or Coupon if, without regard to any tax treaties, such compliance is required as a precondition to relief or exemption from such Tax;

     (vi) any Tax imposed on interest received by (1) a person that actually or constructively holds 10 per cent. or more of the total combined voting power of all classes of stock of the Issuer entitled to vote or (2) a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     (vii) any Tax imposed on any payment on a Note, Receipt or Coupon to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Note, Receipt or Coupon;

     (viii) any Tax which would not have been imposed but for the fact that such Note, Receipt or Coupon constitutes a "United States real property interest" as defined in section 897(c)(1) of the United States Internal Revenue Code of 1986, as amended, with respect to the beneficial owner of such Note, Receipt or Coupon;

     (ix) any Tax payable by means of deduction or withholding imposed on a payment to an individual and required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to such Directive or law; or

     (x) any combination of (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) above.

     (b)  Except as otherwise indicated, for purposes of these Terms and
          Conditions:

        (i) "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction;

        (ii)   "United States person" means:

             (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organised in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust, the administration of which is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons, or (v) a trust in existence on 20 August, 1996, treated as a United States person prior to such date that was eligible to elect under applicable Treasury Regulations, and did elect, to be treated as a United States person; and

        (iii) "United States Alien" means any person who is not a United States person.

     If the Issuer shall determine, based upon a written opinion of independent legal counsel of recognised standing, that any payment made outside the United States by the Issuer or any Paying Agent of any amount of principal or interest due with respect to any Note or Coupon would be subject to any certification, documentation, information or other reporting requirement of any kind under any present or future United States laws or regulations, the effect of which requirement would be the disclosure to the Issuer, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Note or Coupon who is a United States Alien (other than a requirement (a) that would not be applicable to a payment made by the Issuer or any Paying Agent (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) that can be satisfied by such custodian, nominee or other agent certifying to the effect that the beneficial owner is a United States Alien, provided that, in any case referred to in clauses (a)(ii) or (b), payment by the custodian, nominee or other agent to the beneficial owner is not otherwise subject to any such requirement, or (c) that would not be applicable to a payment by at least one Paying Agent), the Issuer shall at its option either (x) redeem all (but not some only) of the outstanding Notes, at their Early Redemption Amount together with accrued interest (if any) thereon, or (y) if the conditions of the next succeeding paragraph are satisfied, pay the Additional Amounts specified in such paragraph. The Issuer shall make such determination as soon as practicable and publish prompt notice thereof in the manner specified in Condition 13 (the "DETERMINATION NOTICE"), stating the effective date of such certification, documentation, information or other reporting requirement, whether the Issuer will redeem the Notes or pay the Additional Amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Notes must take place, as provided in the next succeeding sentence. If the Notes are to be redeemed pursuant to this paragraph, such redemption shall take place on such date (which date, in the case of Floating Rate Notes or Index Linked Interest Notes, shall be an Interest Payment Date), not later than one year after the publication of the Determination Notice, as the Issuer shall elect by notice to the Agent at least 30 days before the date fixed for redemption. Notice of such redemption of the Notes will be given to the Noteholders by publication in the manner specified in Condition 13, the publication to be not less than 30 days nor more than 60 days prior to the date fixed for redemption. Notwithstanding the foregoing, the Issuer shall not so redeem the Notes if the Issuer shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments in respect of the Notes and Coupons would not be subject to any such certification, documentation, information or other reporting requirement, in which case the Issuer shall give prompt notice of such subsequent determination by publication in the manner specified in Condition 13 and any earlier redemption notice shall be revoked and of no further effect.

     (c) Notwithstanding the foregoing, if and so long as the certification, documentation, information or other reporting requirement referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, the Issuer may elect, prior to publication of the Determination Notice, to pay as additional interest such Additional Amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirement by the Issuer or any Paying Agent in respect of any Note or any Coupon of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity, other than status as a United States Alien, of such beneficial owner be disclosed to the Issuer, any Paying Agent or any governmental authority), after deducting or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge that (i) would not be applicable in the circumstances referred to in the first parenthetical clause of the first sentence of the preceding paragraph, (ii) is imposed as a result of presentation of such Note or Coupon for payment more than 10 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurred later, or (iii) is imposed as a result of the fact that the Issuer or any Paying Agent has actual knowledge that the beneficial owner of such Note or Coupon is within the category of persons described above in paragraph (a)(i)(1) and (a)(i)(2) of this Condition), will not be less than the amount provided for in such Note or Coupon to be then due and payable. If the Issuer elects to pay Additional Amounts pursuant to this paragraph, the Issuer shall continue to have the right to redeem all (but not some only) of the Notes at any time (in the case of Notes other than Floating Rate Notes and Index Interest Linked Interest Notes) or on any Interest Payment Date (in the case of Floating Rate Notes or Index Linked Interest Notes) subject to the provisions of the last two sentences of the immediately preceding paragraph. If the Issuer elects to pay Additional Amounts pursuant to this paragraph, and the condition specified in the first sentence of this paragraph can no longer be satisfied, then the Issuer shall redeem the Notes pursuant to the provisions of the immediately preceding paragraph.

8   PRESCRIPTION

     The Notes, Receipts and Coupons will become void unless presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) after the Relevant Date therefor.

     As used in these Terms and Conditions, the "RELEVANT DATE" means the date on which a payment in respect of a Note, Receipt or Coupon first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Agent on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Noteholders in accordance with Condition 13.

     There shall not be included in any Coupon sheet issued on exchange of a Talon any Coupon the claim for payment in respect of which would be void pursuant to this Condition or Condition 5(b) or any Talon which would be void pursuant to Condition 5(b).

9   EVENTS OF DEFAULT

     Any one of the following events shall be "EVENTS OF DEFAULT" (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (1)   default in the payment of the principal of any Note when due; or

     (2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days or more; or

     (3) default in the performance, or breach, of any other covenant of the Issuer in any Note, and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by Noteholders holding at least 25 per cent. in aggregate principal amount of the Notes at the time outstanding a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

     (4) default under any mortgage, indenture or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of the Issuer or any Restricted Subsidiary now existing or hereinafter created, which default shall constitute a failure to pay principal of such indebtedness in an amount exceeding U.S.$50,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding U.S.$50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given by registered or certified mail, to the Issuer by Noteholders holding at least 25 per cent. in aggregate principal amount of the Notes at the time outstanding, a written notice specifying such default with respect to the other indebtedness and requiring the Issuer to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

     (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable United States Federal or State bankruptcy, insolvency, reorganisation or other similar law or (B) a decree or order adjudging the Issuer bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of or in respect of the Issuer under any applicable United States Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

     (6) the commencement by the Issuer of a voluntary case or proceeding under any applicable United States Federal or State bankruptcy, insolvency, reorganisation or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable United States Federal or State bankruptcy, insolvency, reorganisation or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganisation or relief under any applicable United States Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer in furtherance of any such action.

     If an Event of Default occurs and is continuing, then in every such case each Noteholder may declare the Notes held by such Noteholder to be due and payable immediately, by a notice in writing to the Issuer in accordance with Condition 13, and upon any such declaration such Notes shall become immediately due and payable at their Early Redemption Amount together with interest accrued to the date of redemption.

10  REPLACEMENT OF NOTES, RECEIPTS, COUPONS AND TALONS

     Should any Note, Receipt, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Agent upon payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Notes, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

11  PAYING AGENTS

     The names of the initial Paying Agents and their initial specified offices are set out below.

     The Issuer is entitled to vary or terminate the appointment of any Paying Agent and/or appoint additional or other Paying Agents and/or approve any change in the specified office through which any Paying Agent acts, provided that:

     (i)   there will at all times be an Agent;

     (ii) so long as the Notes are listed on any stock exchange or admitted to listing by any other relevant authority, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant stock exchange or other relevant authority; and

     (iii) if any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of 26-27 November 2000, or any law implementing or complying with, or introduced in order to conform to such Directive as introduced, the Issuer will ensure that it maintains a Paying Agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to any such Directive or law.

     In addition, the Issuer shall forthwith appoint a Paying Agent having a specified office in New York City in the circumstances described in Condition 5(d). Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days' prior notice thereof shall have been given to the Noteholders in accordance with Condition 13.

     In acting under the Agency Agreement, the Paying Agents act solely as agents of the Issuer and do not assume any obligation to, or relationship of agency or trust with, any Noteholders, Receiptholders or Couponholders. The Agency Agreement contains provisions permitting any entity into which any Paying Agent is merged or converted or with which it is consolidated or to which it transfers all or substantially all of its assets to become the successor paying agent.

12  EXCHANGE OF TALONS

     On and after the Interest Payment Date on which the final Coupon comprised in any Coupon sheet matures, the Talon (if any) forming part of such Coupon sheet may be surrendered at the specified office of the Agent or any other Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Note to which it appertains) a further Talon, subject to the provisions of Condition 8.

13  NOTICES

     All notices regarding the Notes will be deemed to be validly given if published (i) in a leading English language daily newspaper of general circulation in London and (ii) if and for so long as the Notes are listed on the Luxembourg Stock Exchange, a daily newspaper of general circulation in Luxembourg. It is expected that such publication will be made in the Financial Times in London and the Luxemburger Wort in Luxembourg. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the Notes are for the time being listed or by which they have been admitted to listing. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers.

     The following sentence will not apply if not permitted by any relevant stock exchange (or any other relevant authority). Until such time as any definitive Notes are issued, there may, so long as any Global Notes representing the Notes are held in their entirety on behalf of Euroclear and/or Clearstream, Luxembourg, be substituted for such publication in such newspaper(s) the delivery of the relevant notice to Euroclear and/or Clearstream, Luxembourg for communication by them to the holders of the Notes. Any such notice shall be deemed to have been given to the holders of the Notes on the fourth weekday after the day on which the said notice was given to Euroclear and/or Clearstream, Luxembourg.

     Notices to be given by any Noteholder to the Issuer shall be in writing and given by lodging the same, together (in the case of any Note in definitive form) with the relative Note or Notes, with the Agent. Whilst any of the Notes are represented by a Global Note, such notice may be given by any holder of a Note to the Agent through Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as the Agent and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

14  MEETINGS OF NOTEHOLDERS, MODIFICATION AND WAIVER

     The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of the Notes, the Receipts, the Coupons or any of the provisions of the Agency Agreement. Such a meeting may be convened by the Issuer or Noteholders holding not less than 10 per cent. in nominal amount of the Notes for the time being remaining outstanding. The quorum at any such meeting for passing an Extraordinary Resolution is one or more persons holding or representing not less than 50 per cent. in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the nominal amount of the Notes so held or represented, except that at any meeting the business of which includes the modification of certain provisions of the Notes, the Receipts or the Coupons (including modifying the date of maturity of the Notes or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Notes or altering the currency of payment of the Notes, the Receipts or the Coupons), the quorum shall be one or more persons holding or representing not less than two-thirds in nominal amount of the Notes for the time being outstanding, or at any adjourned such meeting one or more persons holding or representing not less than one-third in nominal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Noteholders shall be binding on all the Noteholders, whether or not they are present at the meeting, and on all Receiptholders and Couponholders.

     The Agent and Issuer may agree, without the consent of the Noteholders, Receiptholders or Couponholders, to:

     (i) any modification (except as mentioned above) of the Agency Agreement which is not prejudicial to the interests of the Noteholders; or

     (ii) any modification of the Notes, the Receipts, the Coupons or the Agency Agreement which is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of the law.

     Any such modification shall be binding on the Noteholders, the Receiptholders and the Couponholders and any such modification shall be notified to the Noteholders in accordance with Condition 13 as soon as practicable thereafter.

15  FURTHER ISSUES

     The Issuer shall be at liberty from time to time without the consent of the Noteholders, the Receiptholders or the Couponholders to create and issue further notes having terms and conditions the same as the Notes or the same in all respects save for the amount and date of the first payment of interest thereon and so that the same shall be consolidated and form a single Series with the outstanding Notes.

16  GOVERNING LAW

     The Agency Agreement, the Notes, the Receipts and the Coupons are governed by, and shall be construed in accordance with, the laws of the State of New York.

17  WAIVER AND REMEDIES

     No right or remedy herein conferred upon or reserved to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. To the extent permitted by applicable law, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
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                                       23

     To the extent permitted by applicable law, no delay or omission of any Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by these Terms and Conditions or by law to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Noteholders, as the case may be.


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                                       24


                                   SIGNATORIES

THE ISSUER

INTERNATIONAL LEASE FINANCE CORPORATION

By: /s/ PAMELA HENDRY





THE AGENT

CITIBANK, N.A.

By: /s/ NIALL CAMPBELL





THE OTHER PAYING AGENTS

DEXIA BANQUE INTERNATIONALE a LUXEMBOURG, SOCIETE ANONYME

By: /s/ JEAN-JACQUES KINNEN  /s/ JEAN-MARC RICHARD